Exhibit 99.1

LipoScience Announces 2014 Second Quarter Financial Results

Achieves Second Quarter Revenue Guidance
Healthcore Study Provides Compelling Data on Reduction in Cardiovascular Disease Risk and Events

RALEIGH, N.C., August 12, 2014 (GLOBE NEWSWIRE) -- LipoScience, Inc. (NASDAQ: LPDX) today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Quarterly revenue decreased 25% sequentially and 32% year-over-year to $9.0 million

•	NMR LipoProfile® test unit volumes decreased 29% sequentially and 35% year-over-year to 346,000

•	Net loss was $4.1 million and Basic and Diluted EPS was $(0.27) versus $(0.17) in Q2 2013

•	Net cash used in operating activities was $3.6 million for the six months ended June 30, 2014, a decrease of $3.3 million from the same period last year

“LipoScience’s focus on ‘Right Message’, ‘Right Target’, ‘Right Channel’ is making a difference in the marketplace. Despite our decision to terminate a large wholesale lab customer, we are pleased with our test volumes and operating performance. Our second quarter revenues of $9.0 million came in at the upper end of our guidance range that we had provided. We are pleased that our test volumes, excluding the large wholesale customer, grew sequentially in the second quarter over the first quarter. Moreover, our cash use was less than expected, in part due to actions to reduce our operating costs in May,” said Howard Doran, President and Chief Executive Officer. “We are optimistic about our strategy and our ability to execute it, which we expect will generate test volume and revenue growth over time.”

“The on-line publication of the Healthcore study in late June is an important inflection point for LipoScience, as it is the first large-scale, real-world study that demonstrates a link between low LDL-particle number and reduced cardiovascular events. When high-risk patients attained a low LDL-particle number as compared to patients with low LDL-cholesterol, the study demonstrated an approximate 25% yearly reduction in the risk of cardiovascular events for each of the three years of the study. We believe that over time these dramatic study results, soon to be followed by information on health economics, should be the milestone clinical data we have been anticipating to drive broader adoption of the NMR LipoProfile test by physicians, payers and ACOs,” added Mr. Doran.

Second Quarter 2014 Operating Results

Total revenue for the second quarter of 2014 decreased approximately 25% sequentially and 32% year-over-year to $9.0 million, compared to $12.0 million in the prior quarter and $13.3 million in the corresponding quarter of the prior year. NMR LipoProfile test unit volumes decreased approximately 29% sequentially and 35% year-over-year to 346,000, compared to 485,000 in the prior quarter and 529,000 in the corresponding quarter of the prior year. The sequential and year-over-year decreases in revenue and unit volumes were due to the termination of our contract with Health Diagnostic Laboratory, Inc., or HDL, during the second quarter of 2014. The overall average selling price of NMR LipoProfile tests increased approximately 5% sequentially and 3% year-over-year. The sequential and year-over-year increases were primarily the result of the change in mix of wholesale customers and reflected the termination of our relationship with HDL.

Exhibit 99.1

For the second quarter ended June 30, 2014, gross profit was $6.6 million compared to $10.7 million in the prior year, a decrease of 38%. As a result of the decreased revenue, the Company’s gross margin decreased to 73% for the three months ended June 30, 2014, compared to 80% for the second quarter of 2013.

Sales and marketing expenses were $5.0 million, down 27% compared to $6.8 million in the prior year period. As a percentage of revenues, sales and marketing expenses were 55% of revenues for the second quarter of 2014, compared to 51% of revenues in the second quarter of 2013. The decrease was primarily driven by lower staff-related costs, and lower marketing costs.

Research and development expenses were $2.1 million, down 34% compared to $3.1 million in the prior year period. As a percentage of revenues, research and development expenses were 23% of total revenues for the second quarter of 2014, as well as for the same period last year. The decrease was primarily due to lower staff-related costs, and lower contract and consulting fees.

General and administrative expenses were $3.2 million, or 35% of total revenues, compared to $2.8 million, or 21% of total revenues, during the second quarter of 2013. General and administrative expenses of $3.2 million for the second quarter of 2014 included approximately $1.0 million in severance, related benefits and other costs in connection with the workforce reduction completed in May 2014.

Net loss for the second quarter of 2014 was $4.1 million, compared to a net loss of $2.4 million in the second quarter of 2013. Basic and diluted net loss per share was $(0.27) for the second quarter of 2014, compared to a net loss per share of $(0.17) in the second quarter of 2013.

Liquidity and Capital Resources

As of June 30, 2014, LipoScience had approximately $42.8 million of cash and cash equivalents and $15.8 million of total debt.

Third Quarter 2014 Guidance

Based on information available as of August 12, 2014, the Company expects total revenue for the third quarter 2014 will range from approximately $8.5 million to $9.0 million and volume levels to be between 320,000 and 340,000. Gross margin for the third quarter 2014 is expected to be in the low to mid 70% range. Operating expenses for the third quarter are expected to be between $10.2 million and $10.5 million. In addition, the Company expects cash usage for the third quarter 2014 will be approximately $5.0 million, which includes approximately $2.0 million in capital spending.

Exhibit 99.1

Conference Call Information

LipoScience management will host a conference call today at 4:30 p.m. ET to discuss the second quarter 2014 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning August 12, 2014 at 7:30 p.m. ET and ending on August 26, 2014 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 78879879. A replay of the webcast will be available on the corporate website for two weeks, through August 26, 2014.

About LipoScience, Inc.

LipoScience, Inc. (Nasdaq: LPDX) is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared, outcome proven, society endorsed blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease.  For further information on LipoScience, please visit www.liposcience.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended,that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: our industry, business strategy, goals and expectations concerning our future operations, performance or results, profitability, capital expenditures, liquidity and capital resources, timing or anticipated results of our FDA submissions and other financial and operating information. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward -looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$42,789	$49,574
Accounts receivable, net	4,352	5,821
Inventories	191	224
Prepaid expenses and other	1,095	972
Total current assets	48,427	56,591
Property and equipment, net of accumulated depreciation of $12,706 and $12,608 at June 30, 2014 and December 31, 2013, respectively	16,336	13,955
Other noncurrent assets:
Restricted cash	502	502
Intangible assets, net	863	841
Deferred financing costs	53	64
Other assets	35	45
Total other noncurrent assets	1,453	1,452
Total assets	$66,216	$71,998
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,437	$2,045
Accrued expenses	3,939	3,744
Current maturities of long-term debt	2,411	—
Long-term debt reclassified to current	—	15,816
Total current liabilities	7,787	21,605
Long-term liabilities:
Long-term debt, less current maturities	13,437	—
Other long-term liabilities	2,577	2,635
Total liabilities	23,801	24,240
Stockholders’ equity:
Common stock, $.001 par value; 75,000,000 shares authorized; 15,270,696 and 15,188,861 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	15	15
Preferred stock, $.001 par value; 5,000,000 shares authorized; issuable in series, no shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	109,027	108,271
Accumulated deficit	(66,627)	(60,528)
Total stockholders’ equity	42,415	47,758
Total liabilities and stockholders’ equity	$66,216	$71,998

LipoScience, Inc.
Statements of Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues	$9,045	$13,311	$21,053	$26,927
Cost of revenues	2,461	2,616	5,075	5,466
Gross profit	6,584	10,695	15,978	21,461
Operating expenses:
Research and development	2,057	3,118	4,617	6,250
Sales and marketing	4,975	6,802	10,075	13,461
General and administrative	3,177	2,770	6,524	6,077
Total operating expenses	10,209	12,690	21,216	25,788
Loss from operations	(3,625)	(1,995)	(5,238)	(4,327)
Other expense:
Interest income	6	26	11	47
Interest expense	(437)	(468)	(872)	(998)
Other expense	—	(7)	—	(14)
Total other expense	(431)	(449)	(861)	(965)
Net loss	$(4,056)	$(2,444)	$(6,099)	$(5,292)
Net loss per share—basic and diluted	$(0.27)	$(0.17)	$(0.40)	$(0.36)
Weighted average shares used to compute basic and diluted net loss per share	15,250,060	14,670,779	15,232,251	14,670,779
Comprehensive loss	$(4,056)	$(2,444)	$(6,099)	$(5,292)

LipoScience, Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013

Operating activities
Net loss	$(6,099)	$(5,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,048	775
Amortization of deferred financing costs	11	18
Amortization of debt discount	32	52
Stock-based compensation expense	572	552
Fair value remeasurement of preferred stock warrant liability	—	(2)
Loss on sale or disposal of equipment	31	—
Changes in operating assets and liabilities:
Accounts receivable, net	1,469	(1,700)
Inventories	33	(125)
Prepaid expenses and other	(198)	(156)
Accounts payable and accrued expenses	(418)	(1,057)
Other non-current assets	10	(36)
Other long-term liabilities	(58)	126
Net cash used in operating activities	(3,567)	(6,845)
Investing activities
Purchases of property and equipment	(3,462)	(1,920)
Capitalized patent and trademark costs	(39)	(80)
Proceeds from sale of equipment	100	—
Net cash used in investing activities	(3,401)	(2,000)
Financing activities
Payments on revolving line of credit	—	(5,000)
Payments of Series F redeemable convertible preferred stock accrued dividends	—	(5,200)
Changes in restricted cash	—	1,004
Changes in deferred financing costs	—	(6)
Issuance cost of common stock	—	(4,443)
Proceeds from issuance of common stock	—	51,750
Proceeds from exercise of stock options	183	218
Net cash provided by financing activities	183	38,323
Net (decrease) increase in cash and cash equivalents	(6,785)	29,478
Cash and cash equivalents at beginning of period	49,574	24,768
Cash and cash equivalents at end of period	$42,789	$54,246

Media Contact:	Investor Contact:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com